FIRST AMENDMENT
TO THE COUNTRYWIDE CREDIT INDUSTRIES, INC.ANNUAL
INCENTIVE PLAN

      WHEREAS, Countrywide Credit Industries, Inc. (the "Company") desires to amend its Annual Incentive Plan (the "Plan") to increase the maximum award payable to a participant for any plan year;

      NOW, THEREFORE, the Plan is amended to read as follows effective July 12, 2001:

  Section 4.3, Maximum Awards, is hereby amended in its entirety to read as follows:

  "The maximum Award payable to a Participant for any Plan Year is four million dollars ($4,000,000)."

        IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer as of this twelfth day of July, 2001.

Countrywide Credit Industries, Inc.

By:
Anne McCallion
Managing Director,
Chief Administrative Officer

Attest:

Susan E. Bow
Executive Vice President and
Deputy General Counsel